Exhibit 99.5

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included in the Form 8-K.

VPCC is providing the following unaudited pro forma combined financial information to aid you in your analysis of the financial aspects of the Business Combination and related transactions. The following unaudited pro forma combined financial information presents the combination of the financial information of VPCC and Dave adjusted to give effect to the Business Combination and related Transactions.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). VPCC has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma combined financial information. Defined terms included below have the same meaning as terms defined and included elsewhere in the Form 8-K.

The historical financial information of VPCC was derived from the audited consolidated financial statements of VPCC as of December 31, 2021 and the period from January 14, 2021 (Inception) through December 31, 2021, incorporated from the Form 10-K. The historical financial information of Dave was derived from the audited consolidated financial statements of Dave as of December 31, 2021 and 2020, and for the years then ended, included elsewhere in this Form 8-K/A. This information should be read together with Dave’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Dave” and other financial information included elsewhere in this Form 8-K/A, and VPCC’s audited financial statements and related notes, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information incorporated from the Form 10-K, as well as the risk factors set forth under the section titled “Risk Factors” incorporated from the Form 10-K.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC is treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Dave was determined to be the accounting acquirer primarily based on evaluation of the following facts and circumstances upon the closing of the Business Combination:

•

Existing Dave Stockholders collectively own a majority of the outstanding shares of the Combined Company immediately following the Closing (92.1% after redemptions of the public stockholders of VPCC) and hold a majority of the voting power immediately following the Closing (96.4% after redemptions of the public stockholders of VPCC including the repurchase of certain shares of Combined Company Class A and Class V Common stock held by Selling Holders pursuant to the Repurchase Agreement);

•

by virtue of such voting interest upon the Closing, existing Dave Stockholders have the ability to control decisions regarding the election and removal of directors and officers of the Combined Company following the Closing;

•	Dave’s senior management is the senior management of the Combined Company.

Additionally, Dave’s business comprises the ongoing operations of the combined company immediately following the consummation of the Business Combination. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. Accordingly, the consolidated assets, liabilities, and results of operations of Dave became the historical financial statements of the Combined Company, and VPCC’s assets and liabilities have been consolidated with Dave beginning on the Closing Date.

The unaudited pro forma combined balance sheet as of December 31, 2021 assumes that the Business Combination and related Transactions occurred on December 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination and related Transactions as if they had occurred on January 1, 2021. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related Transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma combined financial information. The Combined Company will incur additional costs after the Business Combination in order to satisfy its obligations as an SEC-reporting public company.

The Business Combination and Related Transactions

The aggregate merger consideration for the Business Combination was $3.5 billion, payable in the form of shares of VPCC Common Stock valued at $10.00 per share. As part of the recapitalization, there are 951,622 Founder Holder Contingent Closing Shares and 1,586,037 forfeitable Founder Holder Earnout Shares which were subject to certain market vesting conditions in two tranches. The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

All Founder Holder Contingent Closing Shares were forfeited as part of the Business Combination based on redemptions of the VPCC Class A Common Stock as follows:

•

All Founder Holder Contingent Closing Shares forfeited: if the Net Redemption Percentage equals or exceeds 35%, then 100% of the Founder Holder Contingent Closing Shares shall be automatically forfeited by the Founder Holders and cancelled for no consideration. As the Net Redemption Percentage exceeded 35%, all 951,622, or 100%, of the Founder Holder Contingent Closing Shares were forfeited.

The Founder Holder Earnout Shares are triggered by the below events beginning on the Closing Date and ending on and including the date of the five (5) year anniversary of the Closing:

•

Sixty percent (60%) of the Founder Holder Earnout Shares (951,622 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I, which is defined as the first date on which the Common Share Price is equal to or greater than twelve dollars and fifty cents ($12.50) after the Closing Date, but within the Earnout Period (as defined in the Merger Agreement); provided, that

(i)

in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least twelve dollars and fifty cents ($12.50) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event I shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price (as defined in the Merger Agreement) threshold (i.e., twelve dollars and fifty cents ($12.50)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change; and

•

The remaining Founder Holder Earnout Shares (634,415 Founder Holder Earnout Shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II, which is defined as the first date on which the Common Share Price is equal to or greater than fifteen dollars ($15.00) after the Closing Date, but within the Earnout Period; provided, that

(i)

in the event of a change of control pursuant to which VPCC Stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least fifteen dollars ($15.00) to each share of VPCC Class A Common Stock (as agreed in good faith by Sponsor and the VPCC Board), then Triggering Event II shall be deemed to have occurred and;

(ii)

in the event that, and as often as, the number of outstanding shares of VPCC Class A Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., fifteen dollars ($15.00)) will, for all purposes of the Merger Agreement (and the Founder Holder Agreement), in each case be equitably adjusted to reflect such change.

The Founder Holder Earnout Shares were recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Founder Holder Earnout Shares is treated as a deemed dividend and since Dave does not have retained earnings, the issuance will be recorded within additional-paid-in-capital (“APIC”) and have a net nil impact on APIC. Dave determined the fair value of the Founder Holder Earnout Shares to be approximately $12.1 million based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

Concurrently with the execution of the Merger Agreement, VPCC, Dave and Selling Holders entered into the Repurchase Agreement, pursuant to which, among other things, VPCC agreed to repurchase a certain number of shares of Combined Common Stock from the Selling Holders (including shares of Combined Company Class V Common Stock issued to Mr. Wilk in connection with the Transactions), at a purchase price of $10.00 per share, on the business day immediately following the effective time of the Second Merger. The Repurchase was contingent on the amount of VPCC Available Cash being in excess of $300 million. If VPCC Available Cash exceeded $300 million, the number of shares of Combined Company Common Stock subject to the Repurchase would be equal to the Aggregate Repurchase Price, divided by $10.00 (provided that in no event would the Aggregate Repurchase Price exceed $60 million). 80% of the number of shares of Combined Company Common Stock subject to the Repurchase was allocated to Mr. Wilk, with Mr. Beilman allocated the remaining 20%. Mr. Wilk is one of Dave’s current directors and is the Chief Executive Officer of Dave, and, as mentioned above, Mr. Beilman is the Chief Financial Officer of Dave. The Transactions contemplated by the Merger Agreement, including the Mergers, constituted a Business Combination as contemplated by VPCC’s Existing Charter. The Merger was consummated in accordance with the Merger Agreement and Delaware General Corporation Law. Since Parent Cash did not exceed $300 million, there were no repurchases.

On March 3, 2021, Dave issued 8,458,481 stock options to Mr. Wilk. The stock options vest in seven tranches, each of which are vested by satisfying all three vesting conditions: (i) the occurrence of a Liquidity Event, which is defined as the first of (a) the shares of Dave becoming publicly traded on an internationally recognized stock exchange, which includes a merger resulting in the common stock of the surviving company registered under the Exchange Act or publicly traded on an internationally-recognized stock exchange or (b) a Corporate Transaction which is defined as a change in control, reorganization, merger or transfer of all Dave’s assets, (ii) the achievement of a specific stock price milestone and (iii) subject to the continuous employment by Mr. Wilk. The first tranche is one-third of, and the remaining six tranches are one-twelfth of the 8,458,481 shares. The CEO stock options fair value on the grant date was approximately $10.5 million. Upon the closing of the Business Combination, the Combined Company recognized a cumulative charge to compensation expense and recognized the remaining compensation cost over the derived service period.

On August 17, 2021 Alameda Research, a PIPE investor agreed to pre-fund its obligation under the original Subscription Agreement to subscribe for 1,500,000 shares of Class A Common Stock for $15.0 million of the aggregate PIPE subscription amount. On August 17, 2021, Dave issued a Promissory Note with a principal amount of $15.0 million to Alameda Research and amended the Subscription Agreement to satisfy Alameda Research’s obligation to pay the $15.0 million purchase price under the Alameda Subscription Agreement by way of a full discharge of Dave’s obligations to pay the principal under the Promissory Note. Upon the closing of the Business Combination, the Promissory Note was automatically discharged upon the Combined Company’s issuance of 1,500,000 shares of Class A Common Stock to Alameda Research.

On January 27, 2021, Dave issued warrants contemporaneously with a debt facility. The warrants vest and become exercisable based on the Dave’s aggregated draw on the Debt Facility in incremental $10.0 million tranches and terminate upon the earliest to occur of (i) the fifth anniversary of the occurrence of a qualified financing event and (ii) the consummation of a liquidity event. Immediately prior to the close of the Business Combination, 1,664,394 of the vested warrants were exercised and net settled for 450,843 shares of Class A Common Stock of Dave. Dave and the warrant holders determined Dave would repurchase the exercised shares contingent on the amount of VPCC Available Cash being in excess of $300.0 million. Since Parent Cash did not exceed $300.0 million, there were no repurchases.

The pro forma adjustments giving effect to the Business Combination and related Transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma combined financial statements:

•	the First Merger;

•	immediately following the consummation of the First Merger, the Second Merger;

•	the consummation of the Business Combination and reclassification of cash held in VPCC’s trust account to cash and cash equivalents, net of redemptions (see below);

•	the consummation of the PIPE Investment;

•	the conversion of certain Dave liabilities to equity;

•	the conversion of the Series A, Series B-1 and Series B-2 Convertible Preferred Shares (“Dave Preferred Stock”) to permanent equity;

•	the exercise and net settlement of the Dave warrants issued in connection with the Senior Secured Debt Facility;

•	the accounting for transaction costs incurred by both VPCC and Dave;

•	the exercise of the Dave call options and derecognition of the related loans, related accrued interest receivable and derivative asset to stockholders;

•	the accounting for Mr. Wilk’s stock options which include vesting terms satisfied by the Business Combination; and

•	the discharge of Dave’s obligation to pay the Promissory Note in exchange for shares of the Combined Company.

The unaudited pro forma combined financial information also reflects the redemption into cash of VPCC’s common stock by public stockholders of VPCC who elected to exercise their redemption rights for a total of 22,417,767 shares and an aggregate payment of $224.2 million:

The existing Dave Stockholders held 342,649,141 of the Combined Company Common Stock immediately after the Business Combination, which approximates a 92.1% ownership level. The following summarizes the pro forma common shares outstanding (excluding the potential dilutive effect of Dave Options, VPCC Warrants and the Founder Holder Earnout Shares as further described in Note 4):

	Class A Shares	Class V Shares	%
Stockholders
Former Dave stockholders and preferred shareholders	294,198,502	48,450,639	92.1%
VPCC sponsor shares (1)	3,806,491	—	1.0%
Founder Holder Earnout Shares (2)	1,586,037	—	0.4%
VPCC public stockholders	2,959,065	—	0.8%
PIPE Investment	21,000,000	—	5.7%

Total shares of Dave common stock outstanding at closing of the Transaction	323,550,095	48,450,639	100.0%

(1)

VPCC sponsor shares exclude 951,622 shares of Class A Common Stock that are subject to forfeiture based on number of redemptions (the “Founder Holder Contingent Closing Shares”). All Founder Holder Contingent Shares were forfeited as the net redemption percentage exceeded 35% per the merger agreement.

(2)

Founder Holder Earnout Shares subject to market vesting conditions: (i) 951,622 Founder Holder Earnout Shares are vested upon Triggering Event I and (ii) 634,415 Founder Holder Earnout Shares are vested upon Triggering Event II.

The following unaudited pro forma combined balance sheet as of December 31, 2021 and the unaudited pro forma combined statements of operations for the year ended December 31, 2021 are based on the historical financial statements of VPCC and Dave. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(in thousands, except share data)

	As of December 31, 2021				As of December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$32,009	$80	253,789	3A	$226,554
			195,000	3D
			(30,129)	3H
			(224,195)	3B
Marketable securities	8,226	—			8,226
Member advances, net of allowance for unrecoverable advances	49,013	—			49,013
Prepaid income taxes	1,381	—			1,381
Deferred issuance costs	5,131		(5,131)	3H	—
Prepaid expenses and other current assets	4,443	—			4,443
Prepaid expenses	—	750			750

Total current assets	100,203	830	189,334		290,367
Property and equipment, net	685	—			685
Lease right-of-use assets	2,702	—			2,702
Intangible assets, net	7,849	—			7,849
Derivative asset on loans to stockholders	35,253	—	(35,253)	3K	—
Debt facility commitment fee, long-term	131				131
Restricted cash, net of current portion	363	—			363
Investments held in Trust Account	—	253,789	(253,789)	3A	—

Total assets	$147,186	$254,619	(99,708)		$302,097

Liabilities, convertible preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$13,044	$—			$13,044
Accrued expenses	13,045	5,036			18,081
Lease liabilities, short-term	1,920				1,920
Legal settlement accrual	3,701				3,701
Note payable	15,051		(15,051)	3I	—
Credit facility	20,000				20,000
Convertible debt, current	695		(695)	3E	—
Interest payable, convertible notes	25	—	(25)	3E	—
Other current liabilities	1,153	—			1,153

Total current liabilities	68,634	5,036	(15,771)		57,899
Lease liabilities, long-term	970	—			970
Debt facility, long-term	35,000				35,000
Warrant liability	3,726	16,306	(3,726)	3L	16,306
Other non-current liabilities	119	—			119
Deferred underwriting fee payable	—	8,882			8,882

Total liabilities	108,449	30,224	(19,497)		119,176

Convertible preferred stock
Series A convertible preferred stock, par value per share $0.000001	9,881	—	(9,881)	3F	$—
Series B-1 convertible preferred stock, par value per share $0.000001	49,675	—	(49,675)	3F	—
Series B-2 convertible preferred stock, par value per share $0.000001	12,617	—	(12,617)	3F	—
Class A common stock subject to possible redemption	—	253,766	(253,766)	3C	—

Total convertible preferred stock	72,173	253,766	(325,939)		—

	As of December 31, 2021				As of December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Stockholders’ deficit:
Common stock, par value per share $0.000001	0.1	—	—	3E	0.1
			—	3F
			—	3G
			—	3K
Preferred stock, $0.0001 par value	—	—			—
Class A common stock, $0.0001 par value	—	—	2	3C	2
			(2)	3B	(2)
Class B common stock, $0.0001 par value	—	1	(1)	3G	—
Class V common stock, $0.0001 par value			1	3G	1
Treasury stock	(5)	—			(5)
Additional paid-in capital	14,658	—	253,764	3C	217,762
			195,000	3D
			720	3E
			72,173	3F
			(29,372)	3G
			(35,260)	3H
			1,939	3J
			(15,192)	3K
			(35,253)	3K
			3,726	3L
			15,051	3I
			(224,193)	3B
Loans to stockholders	(15,192)	—	15,192	3K	(0)
Accumulated deficit	(32,897)	(29,372)	29,372	3G	(34,836)
			(1,939)	3J
Total stockholders’ deficit	(33,436)	(29,372)	245,729		182,921

Total liabilities, convertible preferred stock , and stockholders’ deficit	$147,186	$254,619	(99,707)		$302,097

See accompanying notes to unaudited pro forma combined financial information.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(in thousands, except share and per share data)

	(in thousands, except share data)
	Year Ended December 31, 2021	Period From January 14, 2021 (Inception) Through December 31, 2021			Year Ended December 31, 2021
	Dave, Inc. (Historical)	VPC Impact Acquisition Holdings III, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Operating revenues:
Service based revenue, net	$142,182	$—			$142,182
Transaction based revenue, net	10,831	—			10,831

Total operating revenues, net	153,013	—	—		153,013

Operating expenses:
Provision for unrecoverable advances	32,174	—			32,174
Processing and servicing fees	23,459	—			23,459
Advertising and marketing	51,454	—			51,454
Compensation and benefits	49,544	—	2,290	3DD	51,834
Other operating expenses	43,260	—			43,260
Formation and operational costs	—	6,377			6,377

Total operating expenses	199,891	6,377	2,290		208,558

Other (income) expense:
Interest income	(287)	—	279	3FF	(8)
Interest expense	2,545	—	(12)	3BB	2,482
			(51)	3HH
Legal settlement and litigation expenses	1,667	—			1,667
Other strategic financing and transactional expenses	264	—			264
Changes in fair value of derivative asset on loans to stockholders	(34,791)	—	34,791	3EE	—
Changes in fair value of warrant liability	3,620	(3,062)	(3,620)	3GG	(3,062)
Transaction costs allocated to warrant liabilities	—	601			601
Fair value of Private Placement Warrant liability in excess of proceeds received	—	1,377			1,377
Interest earned on marketable securities held in Trust Account	—	(23)	23	3AA	—

Total other (income) expenses, net	(26,982)	(1,107)	31,410		3,321

Net loss before provision for income taxes	(19,896)	(5,270)	(33,700)		(58,866)
Provision for income tax	97	—	—	3CC	$97

Net loss	$(19,993)	$(5,270)	$(33,700)		$(58,963)
Net loss per share of common stock—basic and diluted	$(0.20)
Weighted average shares of common stock outstanding—basic	100,839,231
Weighted average shares of common stock outstanding—diluted	100,839,231
Net loss per share—Class A common stock redeemable shares—basic and diluted		$(0.19)			$(0.16)
Weighted average shares outstanding—Class A common stock redeemable shares—basic and diluted		21,782,802		4	321,964,058
Net loss per share—Class B—basic and diluted		$(0.19)
Weighted average shares outstanding—Class B—basic and diluted		6,244,094
Net loss per share—Class V—basic and diluted					$(0.16)
Weighted average shares outstanding—Class V—basic and diluted				4	48,450,639

See accompanying notes to unaudited pro forma combined financial information.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

NOTE 1—BASIS OF PRESENTATION

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, VPCC is treated as the “accounting acquiree” and Dave as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Dave issuing shares for the net assets of VPCC, followed by a recapitalization. The net assets of VPCC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Dave.

The unaudited pro forma combined balance sheet as of December 31, 2021 assumes that the Business Combination and related Transactions occurred on December 31, 2021. The unaudited pro forma combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2021. These periods are presented on the basis that Dave is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and related Transactions are based on certain currently available information and certain assumptions and methodologies that Dave believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Dave believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and related Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. They should be read in conjunction with the historical financial statements and notes thereto of VPCC and Dave.

NOTE 2—ACCOUNTING POLICIES AND RECLASSIFICATIONS

Upon consummation of the Business Combination, management performed a comprehensive review of the two entities’ accounting policies. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma combined financial information. As a result, the unaudited pro forma combined financial information does not assume any differences in accounting policies.

As part of the preparation of these unaudited pro forma combined financial statements, certain reclassifications were made to align VPCC’s financial statement presentation with that of Dave.

NOTE 3—ADJUSTMENTS TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined financial information has been prepared to illustrate the effect of the Business Combination and related Transactions and has been prepared for informational purposes only.

The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dave has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma combined financial information. Dave and VPCC have not had any historical relationship prior to the Business Combination. Affiliates of VPCC are lenders to Dave, however, there is no effect on the pro forma adjustments. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented. Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

The unaudited pro forma combined financial statements do not reflect pro forma adjustments related to the recognition of the Founder Holder Earnout Shares because there is no net impact on stockholders’ equity on a pro forma combined basis.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statement of operations are based upon the number of Dave’s shares outstanding, assuming the Business Combination and related Transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Combined Balance Sheet

The adjustments included in the unaudited pro forma combined balance sheet as of December 31, 2021 are as follows:

(A)	Reflects the reclassification of $253.8 million held in the Trust Account to cash and cash equivalents.

(B)	Reflects the reduction in cash and VPCC’s APIC in the amount of $224.2 million related to the redemptions.

(C)	Reflects the reclassification of VPCC’s Common Stock subject to possible redemption into permanent equity.

(D)

Reflected cash proceeds from the concurrent PIPE Investment in the amount of $195.0 million and corresponding offset to APIC, excluding the $15.0 million PIPE prefunding with Alameda Research. The total PIPE Investment including the prefunding was $210.0 million.

(E)

Reflects the conversion of approximately $0.7 million of Dave convertible notes and approximately $0.03 of accrued interest into fully vested shares of VPCC Common Stock. Using an estimated exchange ratio of 1.354388, the $0.72 million of Dave liabilities convert into approximately 225,331 shares of Combined Company Common Stock upon the consummation of the Business Combination.

(F)	Reflects the conversion of the Dave Preferred Stock into Dave Common Stock in accordance with the Merger Agreement.

(G)	Reflects the elimination of VPCC’s retained earnings and Dave’s par value of common shares upon consummation of the Business Combination.

(H)

Reflects an adjustment of approximately $30.1 million to reduce cash and approximately $5.1 million to reduced deferred offering costs for transaction costs incurred by VPCC and Dave in relation to the Business Combination and PIPE Investment, including advisory, banking, printing, legal and accounting services. As part of the Business Combination, approximately $35.3 million was determined to be equity issuance costs and offset to additional-paid-in-capital.

(I)

Reflects the conversion of approximately $15.1 million of Dave notes payable held at fair value related to the amended PIPE subscription agreement in August 2021 with Alameda Research into fully vested shares of VPCC common stock.

(J)

Reflects compensation expense of approximately $1.9 million recorded in additional-paid-in-capital and offset to accumulated deficit, related to Mr. Wilk’s stock options which vested upon closing of the Business Combination. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there was a cumulative expense for the amount vested between the grant date and the date of the Business Combination. The cumulative stock-based compensation expense as of the date of the Business Combination was $1.9 million. See Note (DD) for further details.

(K)

Reflects the exercise of Dave call options in exchange for the forgiveness of the related loans to stockholders of approximately $14.5 million and related accrued interest receivable of $0.7 million. Dave reclassified the loan and derivative asset of approximately $35.3 million to APIC. See Note (EE) for further details.

(L)

Reflects the net share settlement of 1,664,394 Dave warrants issued in connection with the Senior Secured Debt Facility into 332,876 shares immediately prior to the Business Combination. Using the exchange ratio of 1.354388, the shares converted into approximately 450,843 VPCC shares on a post combination basis. The cashless exercise is treated as a reclassification of the warrant liability of $3.6 million to APIC, with no repurchase of common stock.

Adjustments to Unaudited Pro Forma Combined Statement of Operations

The pro forma adjustments included in the unaudited pro forma combined statement of operations for the year ended December 31, 2021 are as follows:

(AA)	Elimination of interest income and unrealized gain on the Trust Account.

(BB)

Elimination of interest expense of $0.01 million for the year ended December 31, 2021 related to Dave convertible debt that converted to Combined Company Common Stock upon the closing of the Business Combination.

(CC)

The net effect of all adjustments impacting the pro forma statement of operations results in a reduction of the income tax benefit of approximately $7.1 million for the year ended December 31, 2021 based on the application of the blended statutory tax rate of 21%. However, Dave has not reflected the income tax benefit in the pro forma statement of operations, as Dave does not believe that the income tax benefit is realizable and records a full valuation allowance against all deferred tax assets.

(DD)

Reflects compensation expense related to Mr. Wilk’s stock options. The value of the stock options was estimated using a Monte Carlo simulation. This model requires the input of certain assumptions, including the risk-free interest rate, volatility, dividend yield and expected life. The options were granted in nine tranches each of which contain service, market and performance conditions. Vesting commences on the grant date, however, no compensation charges are recognized until the performance condition is probable upon the completion of the Business Combination. On the date of the Business Combination, there was a cumulative expense for the amount vested between the grant date and the date of the Business Combination. Stock-based compensation expense for the year ended December 31, 2021 was approximately

$2.3 million, inclusive of a cumulative expense of approximately $1.9 million. The cumulative expense recognized is a non-recurring item. See NOTE (J) for further details. This is a non-recurring item.

(EE)	Reflects the elimination of historical changes in fair value of the call option of approximately $34.8 million for the year ended December 31, 2021. This is a non-recurring item.

(FF)	Elimination of interest income from the loans to stockholders related to the call option of approximately $0.3 million for the year ended December 31, 2021.

(GG)

Reflects the elimination of historical changes in fair value of the Dave warrant of approximately $3.6 million for the year ended December 31, 2021 upon exercise of the warrant immediately prior to the closing of the Business Combination. This is a non-recurring item.

(HH)	Reflects the elimination of historical changes in fair value of the Dave Note Payable of approximately $0.05 million for the year ended December 31, 2021.

NOTE 4—EARNINGS PER SHARE

Represents the net earnings per share calculated under the two-class method using the historical weighted average outstanding shares and the issuance of additional shares in connection with the Business Combination and PIPE Investment, assuming the shares were outstanding since January 1, 2021. VPCC used the two-class method to compute net income per common share, because it had issued multiple classes of common stock. The two-class method requires earnings for the period to be allocated between multiple classes of common stock based upon their respective rights to receive distributed and undistributed earnings. As the Business Combination and PIPE Investment are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and PIPE Investment have been outstanding for the entire period presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma combined financial information has been prepared for the year ended December 31, 2021:

	(in thousands, except share data)
	Redemptions
Stockholders	Class A Shares	Class V Shares
Numerator
Net loss (in thousands)	$(51,250)	$(7,712)
Denominator (1)
Former Dave stockholders and preferred stockholders	294,198,502	48,450,639
VPCC sponsor shares (2)	3,806,491	—
VPCC public stockholders	2,959,065	—
PIPE Investment	21,000,000	—

Total shares of Dave common stock outstanding at closing of the Transaction	321,964,058	48,450,639
Net loss per share
Basic and diluted	$(0.16)	$(0.16)

(1)	The denominator excludes the effect of the Founder Holder Earnout Shares due to the uncertainty related to the market vesting conditions.
(2)

Founder Shares excluding 951,622 shares of VPCC Class A Common Stock subject to forfeiture dependent on the number of redemptions (the “Founder Holder Contingent Closing Shares”). All Founder Holder Contingent Shares are forfeited as the net redemption percentage exceeded 35% per the merger agreement.

VPCC had 6,344,150 Public Warrants and 5,100,214 Private Warrants outstanding as of December 31, 2021. Each VPCC Warrant entitles the holder to purchase one share of common stock at $11.50 per one share. These VPCC Warrants are not exercisable until (i) 30 days after the closing of the Business Combination or (ii) 12 months from the closing of the IPO. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these VPCC Warrants would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.

Dave had Dave Warrants outstanding as of December 31, 2021. The Dave Warrants were exercisable for a variable number of shares determined by a fixed percentage of the outstanding equity upon achievement of specified thresholds of the aggregate amount of delayed draw term loans funded by the lenders. Each Dave Warrant entitled the holder to purchase one share of Dave Common Stock at a variable price per share. The 1,664,394 Dave Warrants were share settled immediately prior to Closing and are reflected in the table above. See Note (L) above for further details.

There were 24,407,476 Dave Options outstanding immediately after the Business Combination. As the Combined Company is in a loss position in 2021, any shares issued upon exercise of these Dave Options would have an anti-dilutive effect on earnings per share and, therefore, have not been considered in the calculation of pro forma net loss per common share.